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                                   EXHIBIT 2





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Thursday, December 1, 1994


                                           Contact:  Steve Harris (313) 956-3164
                                                       Rita McKay (313) 252-8790


                      CHRYSLER BOARD OF DIRECTORS OUTLINES
                        ACTIONS BENEFITTING SHAREHOLDERS


                 HIGHLAND PARK, MICH. -- Chrysler Corporation announced today that it expects to achieve its primary financial targets by the end of this year of $7.5 billion in cash and a fully-funded pension plan, and is on track to achieving an improved credit rating.

                 After a review of the Company's performance against these objectives and the financial resources required to support the Company's Business Plans, the following actions were approved by the Chrysler Board of
Directors:

                 o An increase in its projected five-year program spending from the current level of $20.8 billion to $22.9 billion

                 o An increase in the common stock dividend from the current annual level of $1.00 per share to $1.60 per share (or $0.40 per quarter), a 60 percent increase





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                 o        A $1 billion share repurchase program commencing in
                          the first quarter of 1995 subject to market conditions

                 "The Board's view is that the Company should continue on its current path with the objectives of maintaining cash reserves adequate to fund its business going forward, regardless of business cycles, maintain fully-funded pension plans and continue to reduce overall financial leverage," Chrysler Chairman and CEO Robert J. Eaton said.

                 The increased quarterly dividend of $0.25 to $0.40 per share on the Company's common stock is payable January 13, 1995, to shareholders of record on December 15, 1994.

                 "We fully expect that this dividend level is sustainable over the course of the business cycle," Eaton said.

                 The Board also declared a dividend of $1.15625 per depositary share, each representing 1/10 of a share of the Company's Series A Convertible Preferred Stock, payable January 13, 1995, to shareholders of record on December 15, 1994.

                 Prior to today's announcement, a quarterly dividend increase from $0.15 to $0.20 was announced on December 2, 1993. A second increase -- from $0.20 to $0.25





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- -- was announced on May 19.  In total, the dividend has been increased 167 percent since December 1993. The Board is not likely to review the dividend level again until late 1995.

                 The $1 billion share repurchase program is expected to begin in the first quarter of 1995 depending on market conditions. In addition, the Board will consider further actions to enhance shareholder value in the future, depending on the Company's financial situation and the market outlook at that time.

                 "This share repurchase program is a reflection of our confidence in the long term growth of our business," Eaton said. "We remain committed to enhancing shareholder value and this is a very effective method for doing so."

                 Eaton concluded: "The capital spending increase, the dividend increase and share repurchase have been under consideration by the Board for some time. The Company's success in 1994 and the Board's view of its future prospects now indicate the time is right to take such actions.

                 "The outlook for continued market strength remains robust for 1995 and beyond. The increase in our program spending to nearly $23 billion will give us additional growth opportunities through the development of more new and innovative products as well as anticipated international actions. We are confident that our plan is the correct one





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and that our financial position will continue to strengthen."

                 The Board also amended the Company's shareholder rights plan by increasing from 10 percent to 15 percent the threshold of stock ownership that triggers other holders' rights to acquire Chrysler common stock at a reduced price. The Company's action was responsive to its largest shareholder's stated interest in significantly increasing his holdings from his current level of approximately 9.2 percent. The Company continues to believe that the shareholder rights plan provides important protection for all shareholders.

                 Other amendments to the shareholder rights plan provide that the rights may not be redeemed once the threshold is exceeded, but someone who inadvertently crosses the threshold and promptly sells down below the threshold would not trigger the rights. The amendments clarify that rights can be redeemed by directors who are elected before the 15 percent threshold is reached.





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